Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Drive
Wood Dale, Illinois 60191
www.psiengines.com

Power Solutions International Announces Fourth Quarter and Full Year 2019

Financial Results and the Filing of its Form 10-K

Significant gross margin and profitability improvement for full year of 2019; Full year 2019 net sales of $546 million and earnings per share of $0.38

WOOD DALE, Ill., May 4, 2020 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced fourth quarter and full year 2019 financial results and the filing of its Annual Report on Form 10-K for the year ended December 31, 2019 and its Form 10-Qs for the first three quarters of 2019 with the U.S. Securities and Exchange Commission (the “SEC”).

Fourth Quarter 2019 Results

Sales for the fourth quarter of 2019 were $153.1 million, an increase of $14.9 million, or 11%, versus the comparable period last year, the result of sales increases of $18.1 million and $13.9 million within the transportation and energy end markets, respectively, partly offset by a sales decrease of $17.2 million within the industrial end market. Higher transportation end market sales were primarily attributable to increased demand for products used in the medium-duty truck market and included approximately $30 million of sales associated with the shipment of certain engines at the request of one of the Company’s customers in the fourth quarter of 2019 that were originally scheduled for the first half of 2020, partly offset by lower demand for products used in the school bus market. Higher sales within the energy end market were attributable to stronger demand for demand response products, partly offset by lower demand for other power generation products, including those used within the oil and gas market. Lower sales in the industrial end market were mostly caused by lower demand for products used in the material handling/forklift market. Gross margin in the fourth quarter of 2019 was 19.4%, a significant improvement of 10.7 percentage points versus the same period last year. Gross profit was $29.7 million, an increase of $17.7 million versus the fourth quarter of 2018 primarily due to higher sales, improved mix, a $3.8 million decline in warranty costs, strategic price increases and operational productivity improvements. Operating expenses decreased by $8.4 million, as compared to the comparable period in 2018, in part attributable to lower selling, general and administrative expenses (SG&A), mostly due to a reduced amount of incremental financial reporting and government investigation expenses given the completion of the restatement of the Company’s financial statements in May 2019, and the absence of asset impairment charges, among other factors. Net income was $8.1 million, or $0.35 per share, versus a net loss of $9.9 million, or a loss of $0.84 per share for the comparable prior year period. Adjusted net income was $11.6 million, or Adjusted earnings per share of $0.51, versus an Adjusted net loss of $8.1 million, or an Adjusted net loss per share of $0.37 for the fourth quarter of 2018. Adjusted EBITDA was $15.8 million compared to an Adjusted EBITDA loss of $3.0 million for the fourth quarter of 2018.

Full Year 2019 Financial Results

Sales for the full year of 2019 were $546.1 million, an increase of $50.0 million, or 10%, versus 2018, the result of increased sales of $37.1 million and $34.0 million in the energy and transportation end markets, respectively, partly offset by a sales decline of $21.1 million in the industrial end market. Full year 2019 results included sales of approximately $30 million associated with the shipment of certain engines at the request of one of the Company’s customers in the fourth quarter of 2019 that were originally scheduled for the first half of 2020. Gross margin for 2019 was 18.3%, a strong improvement of 6.5 percentage points versus 11.8% in 2018. Gross profit was $99.9 million, an increase of $41.1 million, primarily the result of higher sales, favorable mix, strategic pricing actions, operational productivity improvements and an $8.5 million decline in warranty costs. Operating expenses decreased by $12.8 million in 2019 in large part due to lower SG&A expenses mostly attributable to a significantly reduced amount of incremental financial reporting and government investigation expenses and lower research, development and engineering expenses, among other factors. Additionally, in 2019, the loss recorded from the change in value and exercise of the warrant issued to Weichai Power Co., Ltd. (“Weichai”) declined to $1.4 million from $10.4 million in 2018. Full year 2019 net income was $8.2 million, or $0.38 per share, versus a net loss of $54.7 million, or a loss per share of $2.94 in 2018. Adjusted net income was $28.1 million, or Adjusted earnings per share of $1.30, versus an Adjusted net loss of $13.8 million, or an Adjusted loss per share of $0.74 in 2018. Adjusted EBITDA was $45.2 million compared to Adjusted EBITDA of $4.2 million in 2018.

Outlook for Full Year of 2020

Projected sales and profitability for the full year of 2020 are currently expected to be substantially lower than 2019 levels in large part due to the impact of the novel coronavirus COVID-19 pandemic, which has resulted in the implementation of significant governmental measures to control the spread of the virus, including quarantines, travel restrictions, business shutdowns and restrictions on the movement of people in the United States and abroad, and the related recent historic decline in oil prices. Further, the aforementioned fourth quarter 2019 acceleration of approximately $30 million of transportation end market sales, and industrial end market headwinds are also anticipated to negatively impact the Company’s 2020 financial results. The Company is aggressively beginning the execution of cost savings actions to mitigate the expected significant negative impact of these factors.

The Company is reviewing operating expenses as part of the contingency planning process prioritizing certain R&D investments in support of the Company’s long-term growth objectives. The Company currently expects lower SG&A expenses reflective of a further decline in the amount of incremental financial reporting and government investigation expenses and the impact of cost savings actions. In 2020, the Company’s incremental financial reporting and government investigation expenses are expected to relate to significant third-party professional fees primarily for legal costs related to the Company’s indemnification obligations, in addition to its internal control remediation efforts.

The Company’s total debt obligations were approximately $95 million at December 31, 2019, a decrease of approximately $15 million as compared with total debt at December 31, 2018. The decline in debt includes the net impact of customer prepayments of approximately $6 million.

As previously disclosed, on April 2, 2020, the Company closed on a new senior secured revolving credit facility pursuant to a credit agreement with Standard Chartered Bank (the “Credit Agreement”), which allows the Company to borrow up to $130 million. The Company made an initial draw of $95 million under the Credit Agreement on April 2, 2020, and drew the remaining balance of $35 million on April 29, 2020, which provides the Company with greater financial flexibility. As of April 29, 2020, the Company had borrowings of $130 million under the Credit Agreement and a cash balance of more than $45 million. These amounts reflect a net positive cash impact from customer prepayments of approximately $12 million.

Management Comments

John Miller, chief executive officer, commented, “We’re pleased with our 2019 financial results which mark the Company’s third consecutive year of annual sales growth on the strength of our energy and transportation end markets. Importantly, our profitability improved substantially aided by significantly higher gross margin, due in part to favorable mix, productivity improvements and lower warranty costs.”

“We had numerous accomplishments in 2019, which include the completion of the restatement of our financial statements, the strengthening of our commercial sales team, and the addition of several natural gas and diesel engines to our product lineup as a result of the Weichai collaboration, which are expected to have a positive contribution in the future. Further, in April 2020, we closed on a new $130 million credit facility that lowers our overall borrowing costs and provides us with enhanced financial flexibility.”

“Although current market and global economic conditions present significant near-term challenges and uncertainty, we have implemented temporary cost reduction measures and are aggressively exploring other actions to mitigate the operating and financial impact on our business. We also remain focused on the execution of our strategic objectives as we strive to achieve long-term growth and deliver value to our shareholders.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. In addition, PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters; the ability of the Company to accurately budget for and forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain to source products; the impact of the investigations being conducted by the SEC, and the criminal division of the United States Attorney’s Office for the Northern District of Illinois and any related or additional governmental investigative or enforcement proceedings; any delays and challenges in recruiting key employees consistent with the Company’s plans; the impact the coronavirus pandemic could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s Common Stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com

Results of operations for the three months and years ended December 31, 2019 and 2018:

(in thousands, except per share amounts)	For the three months ended December 31,			For the years ended December 31,
	2019	2018	Change	2019	2018	Change
Net sales	$153,093	$138,234	$14,859	$546,076	$496,038	$50,038
Cost of sales	123,395	126,213	(2,818)	446,188	437,269	8,919

Gross Profit	29,698	12,021	17,677	99,888	58,769	41,119
Gross Margin %	19.4%	8.7%	10.7%	18.3%	11.8%	6.5%
Operating expenses:
Research, development and engineering expenses	6,236	7,910	(1,674)	24,932	28,601	(3,669)
Research, development and engineering expenses as a % of sales	4.1%	5.7%	-1.6%	4.6%	5.8%	-1.2%
Selling, general and administrative expenses	12,638	16,727	(4,089)	54,114	59,631	(5,517)
Selling, general and administrative expenses as a % of sales	8.3%	12.1%	-3.8%	9.9%	12.0%	-2.1%
Asset impairment charges	—	2,234	(2,234)	1	2,234	(2,233)
Amortization of intangible assets	910	1,321	(411)	3,638	5,008	(1,370)

Total operating expenses	19,784	28,192	(8,408)	82,685	95,474	(12,789)

Operating income (loss)	9,914	(16,171)	26,085	17,203	(36,705)	53,908

Other expense (income):
Interest expense	1,715	2,203	(488)	7,871	7,628	243
Loss (gain) from change in value and exercise of warrants	—	(8,800)	8,800	1,352	10,400	(9,048)
Other (income) expense, net	(151)	80	(231)	(677)	(176)	(501)

Total other expense (income)	1,564	(6,517)	8,081	8,546	17,852	(9,306)

Income (loss) before income taxes	8,350	(9,654)	18,004	8,657	(54,557)	63,214
Income tax expense	273	243	30	409	169	240

Net income (loss)	$8,077	$(9,897)	$17,974	$8,248	$(54,726)	$62,974

Earnings (loss) per common share:
Basic	$0.35	$(0.53)	$0.88	$0.38	$(2.94)	$3.32
Diluted	$0.35	$(0.84)	$1.19	$0.38	$(2.94)	$3.32

Non-GAAP Financial Measures
Adjusted net income (loss) *	$11,610	$(8,118)	$19,728	$28,112	$(13,820)	$41,932
Adjusted earnings (loss) per share *	$0.51	$(0.37)	$0.88	$1.30	$(0.74)	$2.04
EBITDA *	$12,262	$(4,783)	$17,045	$25,327	$(36,725)	$62,052
Adjusted EBITDA *	$15,795	$(3,004)	$18,799	$45,191	$4,181	$41,010

*	See reconciliation of non-GAAP financial measures to GAAP results

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$3	$54
Accounts receivable, net of allowances of $3,561 and $2,596 as of December 31, 2019 and December 31, 2018, respectively	104,515	86,471
Income tax receivable	1,055	973
Inventories, net	108,839	105,614
Prepaid expenses and other current assets	8,110	22,917

Total current assets	222,522	216,029

Property, plant and equipment, net	23,194	24,266
Intangible assets, net	13,372	17,010
Goodwill	29,835	29,835
Other noncurrent assets	24,749	2,742

TOTAL ASSETS	$313,672	$289,882

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$75,835	$85,218
Current maturities of long-term debt	195	80
Revolving line of credit	39,527	54,613
Warrant liability	—	35,100
Other accrued liabilities	66,030	45,700

Total current liabilities	181,587	220,711

Deferred income taxes	1,105	647
Long-term debt, net of current maturities	55,657	55,088
Noncurrent contract liabilities	17,998	14,611
Other noncurrent liabilities	28,828	17,403

TOTAL LIABILITIES	$285,175	$308,460

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 and 19,067 shares issued; 22,857 and 18,638 shares outstanding at December 31, 2019 and December 31, 2018, respectively	23	19
Additional paid-in capital	165,527	126,412
Accumulated deficit	(126,912)	(135,160)
Treasury stock, at cost, 260 and 429 shares at December 31, 2019 and December 31, 2018, respectively	(10,141)	(9,849)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	28,497	(18,578)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$313,672	$289,882

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	For the Year Ended December 31,
	2019	2018
Cash provided by (used in) operating activities
Net income (loss)	$8,248	$(54,726)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangible assets	3,638	5,008
Depreciation	5,161	5,196
Change in value and exercise of warrants	1,352	10,400
Stock-based compensation expense	1,248	2,663
Amortization of financing fees	698	1,497
Deferred income taxes	457	(56)
Asset impairment charges	1	2,234
Other non-cash adjustments, net	276	2,085
Changes in operating assets and liabilities:
Accounts receivable, net	(18,095)	(17,890)
Inventory, net	(3,977)	(26,202)
Prepaid expenses and other assets	17,125	(761)
Accounts payable	(9,494)	33,968
Accrued expenses	13,948	11,630
Other noncurrent liabilities	(2,429)	18,786

Net cash provided by (used in) operating activities	18,157	(6,168)

Cash used in investing activities
Capital expenditures	(3,681)	(3,645)
Asset acquisitions	—	(6,595)
Other investing activities, net	23	1

Net cash used in investing activities	(3,658)	(10,239)

Cash (used in) provided by financing activities
Proceeds from revolving line of credit	544,146	516,440
Repayments of revolving line of credit	(559,232)	(498,881)
Proceeds from Weichai Warrant exercise	1,616	—
Other financing activities, net	(1,080)	(1,098)

Net cash (used in) provided by financing activities	(14,550)	16,461

Net (decrease) increase in cash and restricted cash	(51)	54
Cash and restricted cash at beginning of the year	54	—

Cash and restricted cash at end of the year	$3	$54

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the year ended December 31, 2019. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net income (loss)
Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted net earnings (loss) per share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income (loss) to Adjusted net income (loss) for the three months and years ended December 31, 2019 and 2018:

(in thousands)	For the three months		For the years
	ended December 31,		ended December 31,
	2019	2018	2019	2018
Net income (loss)	$8,077	$(9,897)	$8,248	$(54,726)
Changes in value of warrants [1]	—	(8,800)	1,352	10,400
Stock-based compensation [2]	147	446	988	1,229
Asset impairment charges [3]	—	2,234	1	2,234
Key employee retention program [4]	(70)	526	422	2,567
Strategic alternatives & strategic review expenses [5]	—	233	—	247
Severance [6]	130	—	1,995	—
Incremental financial reporting and government investigation expenses [7]	3,326	7,140	15,106	24,229

Adjusted net income (loss)	$11,610	$(8,118)	$28,112	$(13,820)

The following table presents a reconciliation from Earnings (loss) per common share - diluted to Adjusted earnings (loss) per share for the three months and years ended December 31, 2019 and 2018:

	For the three months		For the years
	ended December 31,		ended December 31,
	2019	2018	2019	2018
Earnings (loss) per common share - diluted	$0.35	$(0.84)	$0.38	$(2.94)
Changes in value of warrants [1]	—	—	0.06	0.56
Stock-based compensation [2]	0.01	0.02	0.05	0.07
Asset impairment charges [3]	—	0.10	0.00	0.12
Key employee retention program [4]	(0.01)	0.02	0.02	0.14
Strategic alternatives & strategic review expenses [5]	—	0.01	—	0.01
Severance [6]	0.01	—	0.09	—
Incremental financial reporting and government investigation expenses [7]	0.15	0.32	0.70	1.30

Adjusted earnings (loss) per common share - diluted	$0.51	$(0.37)	$1.30	$(0.74)

Outstanding Shares - Diluted (in thousands)	22,857	22,360	21,530	18,585

The following table presents a reconciliation from Net income (loss) to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2019 and 2018:

(in thousands)	For the three months		For the years
	ended December 31,		ended December 31,
	2019	2018	2019	2018
Net income (loss)	$8,077	$(9,897)	$8,248	$(54,726)
Interest expense	1,715	2,203	7,871	7,628
Income tax expense	273	243	409	169
Depreciation	1,287	1,347	5,161	5,196
Amortization of intangible assets	910	1,321	3,638	5,008

EBITDA	$12,262	$(4,783)	$25,327	$(36,725)
Changes in value of warrants [1]	—	(8,800)	1,352	10,400
Stock-based compensation [2]	147	446	988	1,229
Asset impairment charges [3]	—	2,234	1	2,234
Key employee retention program [4]	(70)	526	422	2,567
Strategic alternatives & strategic review expenses [5]	—	233	—	247
Severance [6]	130	—	1,995	—
Incremental financial reporting and government investigation expenses [7]	3,326	7,140	15,106	24,229

Adjusted EBITDA	$15,795	$(3,004)	$45,191	$4,181

1.	Amounts consist of changes in the value, including the impact of the exercise in April 2019, of the Weichai Warrant.
2.

Amounts reflect non-cash stock-based compensation expense (amounts exclude nil and $0.3 million for the three months and year ended December 31, 2019 and $0.3 million and $1.4 million for the three months and year ended December 31, 2018, respectively, associated with the retention programs, see note 4 below).

3.

Amount in 2018 primarily reflects impairment of developed technology assets acquired from AGA Systems, LLC as discussed further in Item 8. Financial Statements and Supplementary Data, Note 5. Goodwill and Other Intangibles within the Company’s Form 10-K for the fiscal year ended December 31, 2019.

4.

Amount represents incremental compensation costs (including nil and $0.3 million for the three months and year ended December 31, 2019 and $0.3 million and $1.4 million for the three months and year ended December 31, 2018, respectively, of stock-based compensation) incurred to provide retention benefits to certain employees.

5.	Represents professional services expenses incurred in connection with the evaluation of strategic alternatives and financing options.
6.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
7.

Amounts represent professional services fees related to the Company’s efforts to restate prior period financial statements, prepare, audit and file delinquent financial statements, and remediate internal control material weaknesses as well as fees and reserves related to the SEC and USAO investigations. The amounts exclude $0.1 million and $1.2 million for the three months and year ended December 31, 2019 and $0.3 million and $1.6 million for the three months and year ended December 31, 2018, respectively, of professional services fees related to the audit of the Company’s financial statements and ongoing internal control remediation.